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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2003, accompanying the financial statements as of and for the year ended December 31, 2002 and included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Unigene Laboratories, Inc. on Form S-1 (SEC File No. 333-60642, effective date May 10, 2001 and SEC File No. 333-75960, effective date February 11, 2002 and SEC File No. 333-87104, effective date April 26, 2002) and on Form S-8 (SEC File No. 333-01897, effective date March 22, 1996, SEC File No. 333-35951, effective date September 19, 1997, SEC File No. 333-52376, effective date December 21, 2000, and SEC File No.333-85524, effective date April 4, 2002).


GRANT THORNTON LLP

Edison, New Jersey
April 17, 2003